Exhibit 99.1

Strayer Education, Inc. Reports Second Quarter 2014 Revenues and Earnings; Summer Term 2014 Enrollments; and CFO Succession Plan

HERNDON, Va.--(BUSINESS WIRE)--July 31, 2014--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended June 30, 2014. Financial highlights are as follows:

Three Months Ended June 30

  Revenues for the three months ended June 30, 2014 decreased 15% to $112.7 million, compared to $132.0 million for the same period in 2013, principally due to lower enrollment and lower revenue per student.
  Income from operations was $24.0 million compared to $26.3 million for the same period in 2013, a decrease of 9%. Operating income margin was 21.3% compared to 19.9% for the same period in 2013.
  Net income was $13.7 million compared to $15.0 million for the same period in 2013, a decrease of 9%. Diluted earnings per share was $1.29 compared to $1.42 for the same period in 2013, a decrease of 9%. Diluted weighted average shares outstanding increased 1% to 10,623,000 from 10,535,000 for the same period in 2013.

Six Months Ended June 30

  Revenues for the six months ended June 30, 2014 decreased 15% to $229.2 million, compared to $269.5 million for the same period in 2013, principally due to lower enrollment and lower revenue per student.
  Income from operations was $49.9 million compared to $56.2 million for the same period in 2013, a decrease of 11%. Operating income margin was 21.8% compared to 20.8% for the same period in 2013.
  Net income was $28.5 million compared to $32.2 million for the same period in 2013, a decrease of 12%. Diluted earnings per share was $2.68 compared to $3.01 for the same period in 2013, a decrease of 11%. Diluted weighted average shares outstanding decreased 1% to 10,602,000 from 10,693,000 for the same period in 2013.

Balance Sheet and Cash Flow

At June 30, 2014, the Company had cash and cash equivalents of $136.1 million. The Company generated $45.2 million from operating activities in the first six months of 2014 compared to $51.6 million during the same period in 2013. Capital expenditures were $2.3 million for the six months ended June 30, 2014 compared to $5.0 million for the same period in 2013.

The Company is party to a revolving credit and term loan agreement. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $125.0 million term loan facility with a maturity date of December 31, 2016. At June 30, 2014, the Company had $120.3 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

The Company had $70.0 million of share repurchase authorization remaining at June 30, 2014. No shares were repurchased in the second quarter of 2014.

For the second quarter of 2014, bad debt expense as a percentage of revenues was 3.2% compared to 4.3% for the same period in 2013. Days sales outstanding was 14 days at the end of the second quarter of 2014, compared to 16 days at the end of the second quarter of 2013.

Student Enrollment

Total enrollments at Strayer University for the 2014 summer term decreased 6% to 36,403 students compared to 38,627 students for the same term in 2013. Across the Strayer University campus and online system, new student enrollments increased 2%, while continuing student enrollments decreased 8%.

Stock-based Compensation Activity

In May 2014, the Company awarded 62,542 shares of restricted stock to certain individuals under the Company’s 2011 Equity Compensation Plan, of which 46,674 shares are performance-based and vest four years from the date of grant subject to performance criteria being met. The remaining 15,868 shares of restricted stock were awarded to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation. The Company’s stock price closed at $42.85 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At June 30, 2014, the Company had 10,905,843 common shares issued and outstanding, including 334,552 shares of restricted stock. The Company also had 200,000 restricted stock units outstanding, and 100,000 unvested stock options outstanding.

CFO Succession

The Company also announced that, effective March 1, 2015, Chief Financial Officer Mark Brown will retire after 13 years with the Company. Brown will be replaced by Daniel Jackson, who is being promoted from his current role as Senior Vice President and Treasurer. Jackson joined Strayer Education in 2003, and has served as Vice President of Finance and Regional Vice President of Operations, among other roles. “It has been my great pleasure and honor to work with Mark over these many years. In his tenure as CFO he has been a key strategic advisor and an integral part of our leadership team,” said Robert Silberman, Strayer Education Executive Chairman. “We extend our appreciation to Mark and wish him all the best in his next chapter,” added Karl McDonnell, Strayer Education President and CEO. “We are confident that Dan will continue to build on the established infrastructure and expertise within our finance and accounting organization, and look forward to his tenure as our new CFO.”

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2014 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students. Strayer University also offers an executive MBA online and corporate training programs through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is based in Washington, D.C. and accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2013	2014	2013	2014

Revenues	$131,980	$112,747	$269,486	$229,215
Costs and expenses:
Instruction and educational support	71,305	59,799	144,732	118,912
Marketing	16,228	13,360	33,949	29,674
Admissions advisory	5,212	4,433	10,563	8,552
General and administration	12,978	11,157	24,066	22,170
Total costs and expenses	105,723	88,749	213,310	179,308
Income from operations	26,257	23,998	56,176	49,907
Investment income	-	2	-	3
Interest expense	1,337	1,281	2,633	2,634
Income before income taxes	24,920	22,719	53,543	47,276
Provision for income taxes	9,918	9,042	21,310	18,816
Net income	$15,002	$13,677	$32,233	$28,460

Earnings per share:
Basic	$1.43	$1.29	$3.02	$2.70
Diluted	$1.42	$1.29	$3.01	$2.68

Weighted average shares outstanding:
Basic	10,502	10,565	10,658	10,547
Diluted	10,535	10,623	10,693	10,602

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$94,760	$136,076
Tuition receivable, net	15,842	15,009
Other current assets	16,738	15,398
Total current assets	127,340	166,483
Property and equipment, net	94,421	87,097
Deferred income taxes	17,129	14,875
Goodwill	6,800	6,800
Other assets	8,576	6,938
Total assets	$254,266	$282,193

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$38,527	$33,174
Income taxes payable	2,569	7,741
Deferred revenue	656	3,372
Other current liabilities	281	281
Current portion of term loan	3,125	4,688
Total current liabilities	45,158	49,256
Term loan, net of current portion	118,750	115,625
Other long-term liabilities	51,456	47,349
Total liabilities	215,364	212,230
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 10,797,464 and 10,905,843 shares issued and outstanding at December 31, 2013 and June 30, 2014, respectively	108	109
Additional paid-in capital	7,137	9,832
Retained earnings	31,629	60,089
Accumulated other comprehensive income (loss)	28	(67)
Total stockholders' equity	38,902	69,963
Total liabilities and stockholders' equity	$254,266	$282,193

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended
	June 30,
	2013	2014
Cash flows from operating activities:
Net income	$32,233	$28,460
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(140)	(140)
Amortization of deferred rent	(114)	(471)
Amortization of deferred financing costs	390	390
Depreciation and amortization	12,434	10,827
Deferred income taxes	(1,447)	(358)
Stock-based compensation	5,232	4,507
Changes in assets and liabilities:
Tuition receivable, net	(74)	2,019
Other current assets	2,496	1,042
Other assets	(3)	-
Accounts payable and accrued expenses	(7,536)	(5,376)
Income taxes payable and income taxes receivable	8,209	6,331
Deferred revenue	(267)	5,922
Other long-term liabilities	165	(7,956)
Net cash provided by operating activities	51,578	45,197

Cash flows from investing activities:
Purchases of property and equipment	(4,994)	(2,319)
Net cash used in investing activities	(4,994)	(2,319)

Cash flows from financing activities:
Payments on term loan	(1,562)	(1,562)
Repurchase of common stock	(24,999)	-
Net cash used in financing activities	(26,561)	(1,562)
Net increase in cash and cash equivalents	20,023	41,316
Cash and cash equivalents - beginning of period	47,517	94,760
Cash and cash equivalents - end of period	$67,540	$136,076

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$557	$209

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
Mark.Brown@Strayer.edu
or
Dan Jackson, Senior Vice President and Treasurer
703-713-1862
Daniel.Jackson@Strayer.edu